Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
May 12, 2008		(858) 503-3233

FINANCIAL AND TRANSPORTATION INDUSTRY EXECUTIVES

JOIN MAXWELL TECHNOLOGIES BOARD OF DIRECTORS

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Yon Yoon Jorden, who has served as chief financial officer of four publicly traded companies, and Roger L. Howsmon, a seasoned corporate executive with extensive international and transportation industry experience, have been appointed to Maxwell’s board of directors.

Edward Caudill, chairman of Maxwell’s board, said that Jorden’s extensive experience in corporate finance and strategy and Howsmon’s contacts in the transportation industry and international marketing and business development background will make them valuable resources to management and the board as the company builds and expands its operations globally.

“Yon has been a key player in several large, rapidly growing companies, and we look forward to her input and guidance in developing strategies and putting into place systems and controls to manage the accelerating growth we anticipate,” Caudill said. “Roger’s current involvement in the bus industry, extensive contacts in heavy transportation and long history in global commerce will make him a great sounding board as we expand marketing initiatives to accelerate penetration of the worldwide heavy transportation industry.”

Jorden, 53, most recently was executive vice president and CFO of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants. Previously she was CFO of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and WellPoint Health Networks, an NYSE-listed managed care company. Earlier in her career she was as senior auditor with Arthur Anderson & Co., where she became a Certified Public Accountant. She currently serves as a director of Magnatek, Inc., an NYSE-listed manufacturer of digital power control systems.

Howsmon, 63, is chief marketing officer and senior vice president of sales for the school bus division of Blue Bird Corporation, one of the world’s leading bus manufacturers. Previously, he led the manufactured housing group of Fleetwood Enterprises, and before that was chairman and CEO of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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